EXHIBIT 5.1

DLA Piper llp (us)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
www.dlapiper.com

T 858.677.1400
F 858.677.1401
May 13, 2011
ADVENTRX Pharmaceuticals, Inc.
12390 El Camino Real, Suite 150
San Diego, CA 92130
Re:	Registration Statement on Form S-3 Relating to 16,278,901 Shares of Common Stock
Ladies and Gentlemen:
We have acted as counsel to ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of up to 16,278,901 shares of the Company’s Common Stock, par value $0.001 per share (the “ Shares”), that may be sold by certain selling stockholders.
The shares include:
•	662,078 shares of common stock issued to the selling stockholders pursuant to the terms of that certain Agreement and Plan of Merger, dated February 12, 2011, by and among the Company, SRX Acquisition Corporation, SynthRx, Inc. and, solely with respect to Sections 2 and 8 of such agreement, an individual who was a principal stockholder of SynthRx (the “Merger Agreement”);

•	200,000 shares of common stock that are currently held in escrow to indemnify the Company against breaches of representations and warranties and that may be released to the selling stockholders pursuant to the terms of the Merger Agreement;

•	1,938,773 shares of common stock issued to the selling stockholders, subject to a repurchase right in favor of the Company that lapses upon the achievement of a performance milestone pursuant to the terms of the Merger Agreement; and

•	13,478,050 shares of common stock that may be issued to the selling stockholders, subject to approval by the Company’s stockholders on or before December 31, 2011 and the achievement of performance milestones pursuant to the terms of the Merger Agreement.
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation law of the State of Delaware and the federal law of the United States.

ADVENTRX Pharmaceuticals, Inc.
May 13, 2011
Page Two
Based upon and subject to the foregoing, we are of the opinion that the Shares that are being offered by the selling stockholders have been duly authorized and are, or upon issuance in accordance with the terms of the Merger Agreement, will be, validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
This opinion letter is given to you solely for use in connection with the registration for resale of the Shares in accordance with the prospectus included in the Registration Statement and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Merger Agreement, the Shares or the Registration Statement.
Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)